EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. (333-249249) on Form S-4, in the Registration Statements Nos. (333-232141), (333-167352), (333-198732), and (333-205052) on Form S-8, and in the Registration Statements Nos. (333-111538), (333-105429), (333-51650), (333-80143), (333-69383), (333-40625), (333-14129) and (333-192496) on Form S-3 of NTN Buzztime, Inc. of our report dated March 11, 2021, relating to the consolidated financial statements of NTN Buzztime, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) appearing in this Annual Report on Form 10-K of NTN Buzztime, Inc. for the year ended December 31, 2020.

/s/ BAKER TILLY US, LLP

San Diego, CA
March 11, 2021